PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REVISES FIRST QUARTER RESULTS

QUAKERTOWN, PA (25 May 2007) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for The Quakertown National Bank, announced today that, based on an interpretation of a new accounting standard by the staff of the Securities and Exchange Commission (SEC), it will be revising its first quarter 2007 earnings and will be amending and restating its previously filed first quarter Form 10-Q.

On April 26, 2007, QNB announced that it had elected early adoption of Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Liabilities” (SFAS No. 159), with respect to certain investment securities and Federal Home Loan Bank (FHLB) advances as part of a balance sheet restructuring program. The new accounting standard was issued in February 2007 and permitted early adoption effective January 1, 2007. The decision to early adopt had to be made on or before April 30, 2007. The Company worked with its advisors to review all available information at the time of its adoption of SFAS No. 159 to apply the rules and interpret the intent of the pronouncement. Following the Company’s announcement and filing of its Form 10-Q, the SEC staff advised the Company that the restructuring transaction as presented was inconsistent with the intent and spirit of the standard. Based on discussions with the SEC staff, because the Company did not classify 100 percent of the replacement securities as fair value instruments and only borrowed and fair valued 50 percent of the initially fair valued FHLB advances, the Company’s adoption of the standard was not substantive. Consequently, the Company has decided to reverse its decision to utilize SFAS No. 159 for the securities and FHLB advances reported in the April 26, 2007 press release and will amend and restate its financial results for the first quarter of 2007 by amending its Form 10-Q for the three-month period ended March 31, 2007. Accordingly, the previously issued earnings release and financial statements as of and for the three months ended March 31, 2007 included in the Company’s Form 10-Q filed on May 10, 2007 should no longer be relied upon.

The impact of not utilizing SFAS No. 159 for the previously reported securities and FHLB advances will be a $1,722,000 reduction in previously reported net income for the first quarter 2007, which will result in a restated net loss of $453,000 for the quarter ended March 31, 2007. In addition, the Company will recognize an after-tax charge of $488,000 in the second quarter of 2007 as a result of the prepayment of the FHLB advances in April. There will be no material adjustment to shareholders’ equity as of January 1, 2007 as reported in the April 26, 2007 press release.

“Despite the impact of the decision to reverse the utilization of SFAS No. 159, the balance sheet restructuring transactions will have the positive benefits of improving net interest income and the net interest margin going forward and will improve our interest rate risk position in this uncertain interest rate environment. We expect this transaction to add approximately $850,000 to net interest income in 2007 and $1,200,000 annually thereafter based on certain reinvestment and prepayment assumptions” said Thomas J. Bisko, President and Chief Executive Officer. Mr. Bisko continued, “We are disappointed that we will be unable to implement the new accounting standard as we originally intended and disclosed. We believed, at the time we made our decision to early adopt SFAS No. 159, that we were acting within the rules and principles of SFAS No. 159 and that our disclosures in both our press release dated April 26, 2007 and our 10-Q filed on May 10, 2007 were adequate and transparent with regard to these transactions.”

QNB’s amended and restated Form 10-Q for the period ended March 31, 2007 will be filed around June 1, 2007 and will contain more information on the revised first quarter 2007 results based on the Company’s decision not to utilize SFAS No. 159 for the previously reported transactions.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

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Contact:	Thomas J. Bisko, President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com